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                                                                    EXHIBIT 10.7



                                    [FORM OF]
                         TRANSACTION ADVISORY AGREEMENT

         THIS TRANSACTION ADVISORY AGREEMENT is made effective as of October ___, 1997, by and between KRG Capital Partners, LLC, a Colorado limited liability company ("KRG"), White Cap Industries, Corp., a California corporation ("WCI"), and White Cap Industries, Inc., a Delaware corporation ("WCII").

                                   BACKGROUND

         WCII, WCI and WCI's subsidiaries, if any (collectively, the "Company"), desire to receive transaction advisory services from KRG in connection with acquisitions by the Company of other professional contractor supply businesses. KRG is willing to provide transaction advisory services to the Company. Accordingly, the compensation arrangements set forth in this Transaction Advisory Agreement are designed to compensate KRG for such services.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, KRG and the Company hereby agree as follows:

                                      TERMS

1.       ENGAGEMENT.

         The Company hereby engages KRG as a transaction advisor, and KRG hereby agrees to provide transaction advisory services to the Company, all on the terms and subject to the conditions set forth below.

2.       SERVICES OF KRG.

         KRG hereby agrees during the term of this engagement to consult with the Company's boards of directors (collectively, the "Board") and management of the Company in such manner and on such business and financial matters related to transactions and such other matters as may be reasonably requested from time to time by the Board, including, but not limited to:

         (i) acquisition strategies and related support;

         (ii) certain acquisition finance functions, including assistance in the review of financial forecasts;

         (iii) acquisition related financing strategies and support; and
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         (iv) acquisition origination, structuring, negotiation, due diligence and closing related services.

Members of the KRG Group (as defined below) will devote such time and attention to the Company's affairs as reasonably necessary to accomplish the purposes of this Transaction Advisory Agreement. For purposes of this Transaction Advisory Agreement, the "KRG Group" means the Managing Directors of KRG Capital and associates of KRG Capital.

3.       COMPENSATION.

         WCI and WCII jointly and severally agree to pay to KRG as compensation for services to be rendered by KRG hereunder an aggregate fee equal to $200,000 per year (the "Base Transaction Fee"), payable monthly in arrears in an amount equal to $16,666.67 per month with payment due by the fifth day of each month. In addition to the Base Fee, the Company agrees to pay to KRG, as compensation for services rendered to the Company with respect to the consummation of any acquisition of a contractor supply business which transaction closes after the date hereof a transaction closing fee (the "Transaction Closing Fee") equal to:
(i) $50,000 for any transaction where the aggregate Transaction Value is $20 million or less, provided such fee may be adjusted upward if the Board of Directors determines such transaction presented unusual complexities, and (ii) an amount to be agreed upon by the parties hereto and approved by the Board, but in no event less than $50,000, for any transaction where the aggregate Transaction Value exceeds $20 million. "Transaction Value" shall mean the aggregate of cash and non-cash consideration paid to the sellers of the company or business being acquired and the value of all interest bearing debt assumed by WCI or WCII. Any non-cash consideration shall be valued at fair market value and the value of any equity securities issued shall be fair market value on the date of issuance assuming such equity securities are fully vested on such date.

4.       TERM.

         This Transaction Advisory Agreement shall be in effect for an initial term of five years (the "Original Term") commencing on the date hereof, and shall be automatically renewed thereafter on a year to year basis (each, a "Supplemental Term") unless one party gives the other 60 days' prior written notice of its desire not to renew this Transaction Advisory Agreement. Notwithstanding the foregoing, WCI and WCII may terminate this Transaction Advisory Agreement at any time upon 60 days prior written notice; provided that in the case of such termination, KRG shall be entitled to receive its Base Transaction Fee for the period that is the lesser of (i) three years or (ii) the remainder of the Original Term or the Supplemental Term, as the case may be. Termination of this Transaction Advisory Agreement shall not relieve WCI and WCII of the obligation to pay any Transaction Closing Fee upon the closing of any acquisition which was under letter of intent or definitive agreement with WCI or WCII prior to the effective date of termination.

5.       INDEMNIFICATION.

         The Company and its subsidiaries shall defend, indemnify and hold harmless KRG, its affiliates, partners, employees and agents from and against any and all loss, liability, damage, or expenses arising from any claim (a "Claim") by any person with respect to, or in any way related to,
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the performance of services contemplated by this Transaction Advisory Agreement or services provided in connection with the Transaction Advisory Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of KRG, its affiliates, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by KRG, its affiliates, partners, employees or agents. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, its subsidiaries and KRG, its officers, directors, affiliates, partners, employees or agents or in which KRG, its affiliates, partners, employees or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly, relating to or arising out of this Agreement or the consummation of the Agreement or the performance hereof or thereof by KRG, its affiliates, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by KRG, its affiliates, partners, employees or agents, then KRG shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries.

6.       KRG AN INDEPENDENT CONTRACTOR.

         KRG and the Company agree that KRG shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither KRG nor its officers, employees or members of the KRG Group shall be considered employees or agents of the Company as a result of this Transaction Advisory Agreement, nor shall any of them have authority to contract in the name of or bind the Company, except as expressly approved by the Company; provided, however, if any member of the KRG Group is serving as an officer of the Company, such person shall have all authority as an officer of the Company to contract in the name or bind the Company notwithstanding any other provision of this Transaction Advisory Agreement.

7.       CONFIDENTIAL INFORMATION.

         KRG acknowledges that the information, observations and data obtained by it, its agents and employees and members of the KRG Group during the course of KRG's performance under this Transaction Advisory Agreement concerning the business plans, financial data and business relations of the Company (the "Confidential Data") are the Company's valuable, special and unique assets. The Company therefore agrees that it will not, nor will it permit any of its agents, employees or members of the KRG Group, to disclose to any unauthorized person any of the Confidential Data obtained by KRG during the course of KRG's performance under this Transaction Advisory Agreement without the Company's prior consent unless and to the extent that (i) the Confidential Data becomes generally known to and available for use by the public otherwise than as a result of its acts or omissions to act, (ii) such disclosure is required by any statute, rule, regulation or law or any judicial or administrative body having jurisdiction or (iii) such disclosure is made in the course of KRG's performance of its duties under this Agreement to existing or potential lenders or investors in the Company, potential acquirors or acquisition candidates of the Company or other third parties performing or proposing to provide services to the Company who have a need to know such information.

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8.       NOTICES.

         Any notice or report required or permitted to be given or made under this Transaction Advisory Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered, delivered by reputable overnight courier, sent by telecopy, or, if mailed, when mailed by registered or certified mail, postage prepaid to the other party at the following addresses (or at such other address as shall be given in writing by one part to the other):

         If to KRG:

                  KRG Capital Partners, LLC
                  Suite 2300
                  30 Seventeenth Street
                  Denver, Colorado 80202
                  Attention: Mark M. King, Managing Director
                  Telecopy: (303) 572-5015

         If to WCI or WCII:

                  White Cap, Inc.
                  3120 Airway Avenue
                  Costa Mesa, California 92626
                  Attention:  Greg Grosch, President
                  Telecopy: (714) 850-1634

9.       ENTIRE AGREEMENT; MODIFICATION, TERMINATION OF PRIOR
         AGREEMENT.

         This Transaction Advisory Agreement (i) contains the complete and entire understanding and agreement of KRG, the Company with respect to the subject matter hereof; (ii) as provided below, supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written express or implied; respecting the engagement of KRG in connection with the subject matter hereof; and (iii) may not be modified except by an instrument in writing executed by KRG, WCI and WCII.

         The Management Agreement dated as February 27, 1997 by and between KRG Capital, WCI and WCII shall be deemed terminated as of the date hereof and all accrued but unpaid amounts owing thereunder shall be paid in full to KRG within 15 days of the date hereof. The parties expressly agree that Transaction Closing Fees due for currently pending acquisition of WCI and WCII as of the date hereof under this Transaction Advisory Agreement shall not be affected by the termination of the prior Management Agreement.

10.      WAIVER OF BREACH.

         The waiver by any party of a breach of any provision of this Transaction Advisory Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereby.

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11.      ASSIGNMENT.

         Neither KRG, WCI nor WCII may assign its rights or obligations under this Transaction Advisory Agreement without the express written consent of the other.

12.      GOVERNING LAW.

         This Transaction Advisory Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date written above.

                                           KRG CAPITAL PARTNERS, LLC


                                            ___________________________________
                                               By:      Mark M. King
                                               Its:     Managing Director


                                           WHITE CAP INDUSTRIES, CORP.


                                           By: _________________________________
                                               Name:    Gregory Grosch
                                               Title:   President


                                           WHITE CAP INDUSTRIES, INC.


                                           By: _________________________________
                                               Name:    Gregory Grosch
                                               Title:   President

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